Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Chemtura Corporation:

We consent to the use of our report dated March 7, 2011, with respect to the consolidated balance sheets of Chemtura Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report includes an explanatory paragraph which states that as discussed in Note 1 to Notes to Consolidated Financial Statements, the Company, due to the adoption of new accounting principles, in 2009, changed its method of accounting for fair value measurements for non-financial assets and liabilities, and non-controlling interests, and in 2008, changed its method of accounting for fair value measurements for financial assets and liabilities.

/s/ KPMG LLP

Stamford, Connecticut

May 24, 2011